Exhibit 107

Calculation of Filing Fee Tables

Registration Statement on Form S-8

GLYCOMIMETICS, INC.

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Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2013 EIP Common Stock	457(c)	1,962,014	$1.39 (2)	$2,727,199	$110.20 per million	$300.54
Equity	2013 EIP Common Stock	457(h)	213,097	$2.55 (3)	$543,397	$110.20 per million	$59.88
Equity	2013 ESPP Common Stock	457(c)	543,777	$1.39 (2)	$755,850	$110.20 per million	$83.29
Total Offering Amounts					$4,026,446		$443.71
Total Fee Offsets							—
Net Fee Due							$443.71

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2013 EIP and the 2013 ESPP set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on March 24, 2023.

(3)

The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the weighted average exercise price of outstanding options granted under the 2013 EIP.